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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

INFINEON TECHNOLOGIES AG

(Name of Issuer)

ORDINARY SHARES, NO PAR VALUE, BUT WITH A NOTIONAL VALUE OF €2.00 PER SHARE

(Title of Class of Securities)

45662N1037

(CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☒ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP NO. 45662N1037

1.	Names of Reporting Persons: SIEMENS PENSION TRUST e.V.		I.R.S. Identification Nos. of Above Persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐	NOT APPLICABLE
	(b)	☐	NOT APPLICABLE

3.	SEC Use Only:

4.	Citizenship or Place of Organization: FEDERAL REPUBLIC OF GERMANY

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 52,052,632

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 52,052,632

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 52,052,632

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐ NOT APPLICABLE

11.	Percent of Class Represented by Amount in Row (9): 7.2%

12.	Type of Reporting Person (See Instructions): OO

13G

Item 1.
	(a)	Name of Issuer:
INFINEON TECHNOLOGIES AG
	(b)	Address of Issuer's Principal Executive Offices:
ST.-MARTIN-STRASSE 53 D-81541 MUNICH, GERMANY

Item 2.
	(a)	Name of Person Filing:
SIEMENS PENSION TRUST e.V.
	(b)	Address of Principal Business Office or, if none, Residence:
WITTELSBACHERPLATZ 2 D-80333 MUNICH, GERMANY
	(c)	Citizenship:
FEDERAL REPUBLIC OF GERMANY
	(d)	Title of Class of Securities:
ORDINARY SHARES, NO PAR VALUE, BUT WITH A NOTIONAL VALUE OF €2.00 PER SHARE
	(e)	CUSIP Number:
45662N1037

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

13G

Item 4.	Ownership.
(a) Amount beneficially owned:
52,052,632
(b) Percent of class:
7.2%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
52,052,632
(ii) Shared power to vote or to direct the vote:
0
(iii) Sole power to dispose or to direct the disposition of:
52,052,632
(iv) Shared power to dispose or to direct the disposition of:
0

Item 5.	Ownership of Five Percent or Less of a Class.

NOT APPLICABLE

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group.

NOT APPLICABLE

Item 9.	Notice of Dissolution of Group.

NOT APPLICABLE

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	February 14, 2003

Company Name(s):

Siemens Pension Trust e.V.

By:	/s/ Peter Scherkamp
Name:	Peter Scherkamp
Title:	Member of the Managing Board

By:	/s/ Dr. Elisabeth Schmalfuss
Name:	Dr. Elisabeth Schmalfuss
Title:	Member of the Managing Board

EXHIBIT INDEX

Exhibit	Description

EXHIBIT A	Schedule 13G, as of April 26, 2001, previously filed with the Securities and Exchange Commission on May 4, 2001 in paper format. This exhibit restates the text of the Schedule 13G in accordance with Rule 13d-2(e).

EXHIBIT B	Schedule 13G/A, as of December 31, 2001, previously filed with the Securities and Exchange Commission on January 9, 2002 in paper format. This exhibit restates the text of the Schedule 13G/A in accordance with Rule 13d-2(e).

EXHIBIT A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.           )*

INFINEON TECHNOLOGIES AG

(Name of Issuer)

ORDINARY SHARES, NO PAR VALUE, BUT WITH A NOTIONAL VALUE OF €2.00 PER SHARE

(Title of Class of Securities)

45662N1037

(CUSIP Number)

April 26, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☒ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 45662N1037

1.	Names of Reporting Persons: SIEMENS PENSION TRUST e.V.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐	NOT APPLICABLE
	(b)	☐	NOT APPLICABLE

3.	SEC Use Only:

4.	Citizenship or Place of Organization: FEDERAL REPUBLIC OF GERMANY

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 93,825,225

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 93,825,225

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 93,825,225

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐ NOT APPLICABLE

11.	Percent of Class Represented by Amount in Row (11): 15%

12.	Type of Reporting Person (See Instructions): OO

13G

Item 1.
	(a)	Name of Issuer:
INFINEON TECHNOLOGIES AG
	(b)	Address of Issuer's Principal Executive Offices:
ST.-MARTIN-STRASSE 53, D-81541 MUNICH, GERMANY

Item 2.
	(a)	Name of Person Filing:
SIEMENS PENSION TRUST e.V.
	(b)	Address of Principal Business Office or, if None, Residence:
WITTELSBACHERPLATZ 2 D-80333 MUNICH, GERMANY
	(c)	Citizenship:
FEDERAL REPUBLIC OF GERMANY
	(d)	Title of Class of Securities:
ORDINARY SHARES, NO PAR VALUE, BUT WITH A NOTIONAL VALUE OF €2.00 PER SHARE
	(e)	CUSIP Number:
45662N1037

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

13G

Item 4.	Ownership.
(a) Amount beneficially owned:
93,825,225
(b) Percent of class:
15%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
93,825,225
(ii) Shared power to vote or to direct the vote:
0
(iii) Sole power to dispose or to direct the disposition of:
93,825,225
(iv) Shared power to dispose or to direct the disposition of:
0

Item 5.	Ownership of Five Percent or Less of a Class.

NOT APPLICABLE

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group.

NOT APPLICABLE

Item 9.	Notice of Dissolution of Group.

NOT APPLICABLE

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	May 4, 2001

Company Name(s):

Siemens Pension Trust e.V.

By:	/s/ Karl Heinz Midunsky
Name:	Karl Heinz Midunsky
Title:	Chairman of the Managing Board

By:	/s/ Peter Scherkamp
Name:	Peter Scherkamp
Title:	Member of the Managing Board

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EXHIBIT B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

INFINEON TECHNOLOGIES AG

(Name of Issuer)

ORDINARY SHARES, NO PAR VALUE, BUT WITH A NOTIONAL VALUE OF €2.00 PER SHARE

(Title of Class of Securities)

45662N1037

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☒ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 45662N1037

1.	Names of Reporting Persons: SIEMENS PENSION TRUST e.V.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐	NOT APPLICABLE
	(b)	☐	NOT APPLICABLE

3.	SEC Use Only:

4.	Citizenship or Place of Organization: FEDERAL REPUBLIC OF GERMANY

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 91,325,225

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 91,325,225

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 91,325,225

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐ NOT APPLICABLE

11.	Percent of Class Represented by Amount in Row (9): 13.2%

12.	Type of Reporting Person (See Instructions): OO

13G

Item 1.
	(a)	Name of Issuer:
INFINEON TECHNOLOGIES AG
	(b)	Address of Issuer's Principal Executive Offices:
ST.-MARTIN-STRASSE 53, D-81541 MUNICH, GERMANY

Item 2.
	(a)	Name of Person Filing:
SIEMENS PENSION-TRUST e.V.
	(b)	Address of Principal Business Office or, if none, Residence:
WITTELSBACHERPLATZ 2 D-80333 MUNICH, GERMANY
	(c)	Citizenship:
FEDERAL REPUBLIC OF GERMANY
	(d)	Title of Class of Securities:
ORDINARY SHARES, NO PAR VALUE, BUT WITH A NOTIONAL VALUE OF €2.00 PER SHARE
	(e)	CUSIP Number:
45662N1037

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

13G

Item 4.	Ownership.
(a) Amount beneficially owned:
91,325,225
(b) Percent of class:
13.2%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
91,325,225
(ii) Shared power to vote or to direct the vote:
0
(iii) Sole power to dispose or to direct the disposition of:
91,325,225
(iv) Shared power to dispose or to direct the disposition of:
0

Item 5.	Ownership of Five Percent or Less of a Class.

NOT APPLICABLE

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group.

NOT APPLICABLE

Item 9.	Notice of Dissolution of Group.

NOT APPLICABLE

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	January 8, 2002

Company Name(s):

Siemens Pension-Trust e.V.

By:	/s/ Peter Scherkamp
Name:	Peter Scherkamp
Title:	Member of the Managing Board

By:	/s/ Dr. Elisabeth Schmalfuss
Name:	Dr. Elisabeth Schmalfuss
Title:	Member of the Managing Board